Exhibit 10.20

MULTI-FILM INVESTMENT AND COMPENSATION AGREEMENT

{Feature Films: POSE/MOTION/Untitled SSS Picture

This Multi-Film Investment and Compensation Agreement (this “Agreement”) is made and entered into as of January 27, 2026 (the “Effective Date”), by and between American Picture House Corporation, a Wyoming corporation (“APHP”), and SSS Entertainment, LLC, a Louisiana limited liability company (“SSS”). APHP and SSS are sometimes referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

A. The Parties previously entered into that certain APHP/SSS Agreement to Extend Option and Acquire Rights, dated August 1, 2025 (the “Option Extension Agreement”), pursuant to which APHP held an option to purchase a twenty-four percent (24%) ownership interest in the feature film POSE from SSS for a purchase price of Seven Hundred Twenty-Five Thousand Dollars ($725,000), which option was extended through December 31, 2025, and the Parties now desire to supersede the foregoing option-based structure and instead enter into this Agreement to set forth their revised commercial arrangement with respect to POSE and the other transactions described herein.

B. APHP desires to (i) restructure amounts payable by APHP to SSS related to POSE (the “POSE Picture), (ii) provide funding to SSS in connection with SSS’s investment position relating to the motion picture. MOTION (the “MOTION Picture”), and (iii) fund a separate investment in a motion picture for an untitled SSS produced film (the “Untiled SSS Picture”).

C. The Parties desire to memorialize the business terms for the foregoing items in a clear, consolidated agreement, including (i) an equity-based incentive for SSS (or its assigns) to source and secure transferable film production credits for APHP that APHP had not secured on its own, and (ii) an arrangement pursuant to which APHP will cause Bannor Michael MacGregor to assign to SSS a portion of APHP indebtedness owed to him, all on the terms set forth below.

D. In further consideration of SSS’s ongoing services and cooperation in connection with the transactions described herein, APHP desires to grant to SSS an additional equity incentive in the form of stock options under APHP’s stock option/equity incentive plan, subject to applicable plan terms and required corporate approvals, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Defined Terms.

Capitalized terms used but not defined herein have the meanings given in the Option Extension Agreement. For purposes of this Agreement, the following terms apply:

“POSE Partial Payment” means One Hundred Seventy-Five Thousand Dollars ($175,000).

“POSE Remaining Payable” means Five Hundred Seventy-Five Thousand Dollars ($575,000).

“EFA” means the I Equity Financing Agreement for the feature film, MOTION between SSS (as Producer) and APHP (as Investor and Co-Producer) relating to the MOTION Picture, in substantially the form attached as Exhibit A.

“MOTION Funding Amount” means Five Hundred Thousand Dollars ($500,000).

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“Untitled SSS Picture Funding Amount” means Two Hundred Thousand Dollars ($200,000).

“In Association with” Credit and other Producer Credits” means any transferable film credits (including any “in Association with” credit or better plus at least one “Producer” credit for APHP personnel”) sourced and secured by SSS for APHP that APHP had not secured on its own, and that results in (i) an issued credit certificate/letter in favor of APHP and APHP personnel.

“Credits Share Incentive” means Two Hundred Fifty Thousand (250,000) shares of APHP common stock, par value $0.0001 per share (“Common Stock”), per “in Association with” or better credit, plus at least one other “Producer” credit for APHP personnel subject to Section 5.

“MacGregor Assigned Debt” means Three Hundred Fifty Thousand Dollars ($350,000) of APHP indebtedness owed to Bannor Michael MacGregor (“MacGregor”) that will be assigned to SSS pursuant to Section 6.

“Equity Incentive Plan Option Grant to SSS” means the stock option award to be granted by APHP to SSS pursuant to Section 7 of this Agreement, under APHP’s equity incentive plan.

2. POSE Picture Amounts Payable to SSS; Conversion to Fixed Payable.

2.1 Partial Payment and Revised Balance. The Parties acknowledge that the Option Extension Agreement contemplates a Seven Hundred Twenty-Five Thousand Dollars ($725,000) purchase price/payment amount associated with the POSE Project. On or before the Effective Date (or within two (2) days thereafter), APHP shall pay to SSS the POSE Partial Payment. Upon SSS’s receipt of the POSE Partial Payment, the remaining balance due from APHP to SSS related to such Seven Hundred Twenty-Five Thousand Dollars ($725,000) amount shall be the POSE Remaining Payable (i.e., Five Hundred Fifty Thousand Dollars).

2.2 Fixed Payable: Due Date. The Parties agree that APHP shall have a fixed obligation to pay SSS the POSE Remaining Payable on or before January 31, 2027. The Parties intend that the POSE Remaining Payable be reflected on APHP’s books as a payable to SSS until paid.

2.3 Effect on Prior Agreements. Except as expressly modified by this Section 4, the Option Extension Agreement and any related POSE/TURN UP THE SUN! documentation remain in effect in accordance with their terms. In the event of a conflict between this Agreement and such prior agreements solely with respect to the payment structure described in Sections 2.1- 2.2, this Agreement controls.

3. Motion Picture Investment (Funding via SSS; Exhibit A: Equity Financing Agreement (for MOT/ON) (“EFA”)).

3.1 Business Summary. APHP will provide the MOTION Funding Amount to SSS to be applied by SSS toward SSS’s funding obligations and/or investment position under the EFA. In exchange, SSS will assign to APHP the economic benefits attributable to the MOTION Funding Amount under the EFA, as described in Section 3.3 (the “Assigned MOTION Interest”).

3.2 Funding Mechanics. Within two (2) days after the Effective Date (or such other date agreed by the Parties in writing), APHP shall wire the Motion Funding Amount to SSS (or such account(s) as SSS designates in writing) in accordance with payment instructions provided by SSS. SSS shall provide written wire instructions and any payment direction required by the Producer/collection account structure described in the EFA. APHP’s funding obligation is conditioned on receipt of such written instructions.

3.3 Assigned MOT/ON Interest. Promptly following APHP’s funding of the MOTION Funding Amount, SSS shall deliver to APHP an assignment and assumption agreement (in form reasonably acceptable to APHP) evidencing that APHP is entitled to receive, with respect to the MOTION Funding Amount, the same categories of economic benefits SSS receives under the EFA, including (a) return of principal, (b) the applicable premium/interest component, and (c) any participation/back-end amounts allocated to the Investor under the EFA, in each case solely to the extent attributable to the MOTION Funding Amount.

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The Parties acknowledge that the governing collection account manager (if any) may require customary notices and acknowledgements to route payments.

3.4 Cooperation. The Parties will cooperate in good faith to implement the Assigned MOTION Interest in a commercially reasonable manner, including executing any reasonable notices requested by the Producer or collection account manager to direct payments attributable to the MOTION Funding Amount to APHP.

4. The Untitled 555 Picture Investment (Terms to Be Determined).

4.1 Business Summary. APHP agrees, subject to Section 4.2, to invest the Untitled SSS Picture Funding Amount in the Untitled SSS Picture.

4.2 Definitive Documents. The Parties acknowledge that the definitive investment documents for the Untitled Thriller Picture (including investment instrument, repayment/return terms, any security, credit, participation, and customary representations and conditions) are to be mutually agreed (the “Untitled Thriller Definitive Documents”). APHP’s obligation to fund the Untitled Thriller Funding Amount is conditioned upon execution and delivery of Untitled Thriller Definitive Documents reasonably satisfactory to APHP. Until executed, neither Party shall be obligated to close the Untitled Thriller Picture financing solely by virtue of this Section 4. Although, APHP shall agree to advance such amount to SSS in good faith.

4.2 Funding Mechanics. Within two (2) days after the Effective Date (or such other date agreed by the Parties in writing), APHP shall wire the Motion Funding Amount to SSS (or such account(s) as SSS designates.

5. Credit Share Incentive for Association Credits.

5.1 Issuance Trigger. For each “in Association with” plus at least one “Producer” Credit that SSS (or its assigns) sources and secures for APHP that APHP had not secured on its own, APHP shall issue (or cause to be issued) to SSS (or its assigns) the Credit Share Incentive.

5.2 Timing. The Credit Share Incentive for a given Association Credit shall be issued within thirty (30) days after the earliest to occur of: (a) APHP’s receipt of cash proceeds from the sale/monetization of such Association Credit, or (b) issuance of an official credit certificate/award letter evidencing such Association Credit in favor of an APHP-controlled entity, in each case as reasonably evidenced to APHP.

5.3 Issuance Conditions. Issuance is subject to APHP board approvals and compliance with applicable law and stock exchange/quotation system requirements. Any Common Stock issued will be issued in a transaction exempt from registration under the Securities Act of 1933 and applicable state securities laws and will bear customary restrictive legends.

6. Assignment of MacGregor Debt to 555; Share Issuance to MacGregor.

6.1 Assignment. Within Two (2) days of the Effective Date, APHP shall cause MacGregor to execute and deliver to SSS an assignment of the MacGregor Assigned Debt, in form reasonably acceptable to APHP and SSS, pursuant to which MacGregor assigns to SSS the right to receive payment of the MacGregor Assigned Debt from APHP. APHP acknowledges and agrees that, following such assignment, the MacGregor Assigned Debt shall be owed by APHP to SSS.

6.2 Share Issuance to MacGregor. In consideration of MacGregor’s assignment described in Section 6.1, APHP shall issue to MacGregor a number of shares of Common Stock having an aggregate value equal to Three Hundred Fifty-Thousand Dollars ($350,000), valued at the closing price of APHP’s Common Stock on the date of issuance (the “MacGregor Share Issuance”). The MacGregor Share Issuance will be made in a transaction exempt from registration under the Securities Act of 1933 and applicable state securities laws, subject to APHP board approvals and applicable law.

6.3 No Setoff. Except as expressly agreed in writing by the Parties, neither Party shall apply any setoff between the MOTION Funding Amount, the POSE amounts, the Credit Share Incentive, or the MacGregor Assigned Debt.

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7. Equity Incentive Plan Option Grant to 555 (Additional Consideration)

7.1 Grant; Additional Consideration. As additional consideration for SSS’s agreement to this Agreement and the transactions and obligations contemplated hereby, and subject to (i) approval by APHP’s Board of Directors and/or Compensation Committee, as applicable (the “Approval”), (ii) the terms, conditions, and availability under APHP’s equity incentive plan then in effect (the “Plan”), and (iii) execution of the applicable grant notice and award agreement(s) under the Plan (the “Plan Option Documents”), APHP shall grant to Shaun Sanghani or his designees, assigns, or nominees as set forth on Exhibit B (or, if required for Plan administration purposes, to another eligible service provider designated by 555 and reasonably acceptable to APHP) a nonqualified stock option award to purchase an aggregate of two million five hundred thousand (2,500,000) shares of APHP common stock (the “Plan Options”).

7.2 Exercise Price. The Plan Options shall have an exercise price of $0.20 per share; provided that, if and to the extent required by the Plan or applicable law, the per-share exercise price shall be adjusted to be no less than the fair market value of APHP common stock on the date of Approval/issuance (the “Grant Date”), as determined in accordance with the Plan and applicable law.

7.3 Term. The Plan Options shall be exercisable for a period ending on the date that is two (2) years following the Effective Date (and shall expire earlier upon any earlier expiration or termination event specified in the Plan or the Plan Option Documents).

7.4 Issuance; Timing; Administration. APHP shall use commercially reasonable efforts to cause the Plan Option Documents to be approved, finalized, and issued within sixty (60) days following the Effective Date. The Plan Options shall be issued and administered in accordance with the Plan and the Plan Option Documents.

7.5 Services; Eligibility. For purposes of the Plan, the Parties acknowledge that Shaun Sanghani (or such other eligible grantee) is expected to provide bona fide consulting and advisory services to APHP in connection with the enforcement, administration, and monetization of the BARRON’S COVE Assets during the term of the Plan Options, as may be further described in the Plan Option Documents.

7.6 Securities Matters; Transfer Restrictions. Issuance of the Plan Options and any shares issued upon exercise shall be subject to APHP’s compliance with applicable securities laws and quotation system requirements. The Plan Option Documents shall include customary terms for nonqualified options under the Plan, including securities law legends, transfer restrictions, tax withholding provisions, and other standard terms.

7.7 No Stockholder Rights. Except as expressly provided in the Plan and the Plan Option Documents, the Plan Options shall not confer on 555 or any grantee any stockholder rights unless and until the Plan Options are exercised and shares are issued.

7.8 Non-Employee. The Parties acknowledge that any grantee receiving Plan Options pursuant to this Section 7 is not intended to be treated as an “employee” of APHP solely by reason of the grant.

8. General.

8.1 Authority. Each Party represents that it has full power and authority to enter into and perform this Agreement and that the person signing below is duly authorized.

8.2 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and delivered electronically, each of which will be deemed an original and all of which together constitute one agreement.

8.3 Governing Law. This Agreement will be governed by the laws of the State of North Carolina, without regard to conflicts principles.

8.4 Entire Agreement; Amendment. This Agreement {together with Exhibit A) constitutes the entire agreement between the Parties with respect to the subject matter hereof and may be amended only by a written instrument signed by both Parties.

8.5 Board Approval. This Agreement is subject to the final review and approval of the Board of Directors of American Picture House Corporation, a fully reporting company quoted on the OTCQB. For avoidance of doubt, Board Ratification {or Compensation Committee approval, as applicable) is required for the Plan Options described in Section 7.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TURE HOUSE CORPORATION

Name: Bannor Michael MacGregor
}

Title: CEO and Managing Member

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EXHIBIT A

EQUITY FINANCING AGREEMENT (for MOTION} (“EFA”}

[Attached Agreement Here]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”), dated as of January 27, 2026, is by and between SSS Entertainment, LLC, a Louisiana Limited Liability Company (the “Assignor”) and American Picture House Corporation (“Assignee”). Each of the parties named above may be referred to as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein shall have the meaning ascribed to such terms in the Senior Term Sheet (as defined below).

RECITALS

WHEREAS, Get Da Bag Production, LLC, a Louisiana Limited Liability Company (“Borrower”), is the producer of the feature-length motion picture currently entitled “Motion” (the “Picture”);

WHEREAS, in connection with the production the SSS Entertainment and Borrower entered into that certain Investment Agreement, dated on or about October 1, 2025, (the “Investment Agreement”) pursuant to which, inter alia, SSS Entertainment agreed to provide an investment to Borrower in an amount up to Nine Hundred Thousand United States Dollars (US$9000,000) (the “Investment Amount”), and Borrower agreed to make certain repayment obligations to SSS Entertainment; and

WHEREAS, subject to the terms and conditions herein, Assignor and Assignee have agreed to enter into this Agreement to effect the transfer and assignment of a portion of Assignor’s recoupment and premium returns set forth in the Investment Agreement (collectively, the “Transferred Assets”) to Assignee, in consideration of Assignee’s delivery of an aggregate amount equal to Five Hundred Thousand United States Dollars ($500,000.00) (the “Investment”) to SSS Entertainment.

NOW THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Assignment of Transferred Assets. Subject to Assignor’s receipt of the Investment, Assignor hereby sells, conveys, transfers, assigns and delivers to Assignee the following Transferred Assets:

1.1 Recoupment of an amount equal to Five Hundred Thousand United States Dollars (US$500,000) (the “Equity Investment Allocation Amount”) together with a premium calculated as follows: twenty percent (20%) flat premium calculated on the amount of the Equity Investment Allocation Amount.

1.2 Backend Points. Assignee shall also be entitled to Twelve and one Half Percent of One Hundred Percent (12.5% of 100%) of the net profits of the Picture, if any.

1.3 Pro Rata Share of Rights. In addition to the above, Assignee shall be entitled to its pro • rata share of any rights Assignee may possess pursuant to any representations and warranties contained in the Term Sheet (including the right to receive any insurance proceeds otherwise payable to Assignor), free and clear of all liens and encumbrances of any kind.

Assignment and Assumption Agreement	Page 1 of 4

2. Investment. The Investment shall be payable by the Assignee to SSS Entertainment by wire transfer in immediately available funds to the account provided by Assignor to the Assignee in writing. Assignor agrees and acknowledges that such payment shall be in full and complete satisfaction of the consideration due to Assignor for the assignment of the Transferred Assets.

3. Representations and Warranties.

Each Party represents and warrants to the other Party as of the Effective

Date that:

3.1 Such Patty (i) is duly organized and validly ex1stmg under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement;

3.2 Such Party’s execution, delivery, and performance of this Agreement has not resulted, and will not result, in a breach of any provision of (i) such Party’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any governmental authority applicable to such Party, (iii) any judgment, injunction, decree or determination applicable to such Party or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which such Party may be bound or to which any of the assets of such Party are subject.

3.3 (i) This Agreement (A) has been duly and validly authorized, executed, and delivered by such Party and (B) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by the court’s discretion in relation to equitable remedies; and (ii) no notice to, registration with, consent or approval of, or any other action by, any relevant governmental authority or other third Party is or will be required for such Party to execute, deliver, and perform its obligations under this Agreement;

3.4 No insolvency proceedings of any nature are now pending or threatened by or against it, and that there are no outstanding suits or government investigations that would preclude it from fulfilling its contractual obligations herein; and

3.5 Assignee has been provided with true and complete copies of (i) the Senior Term Sheet and (ii) the Mezzanine Term Sheet (collectively the “Financing Term Sheets”). The Financing Term Sheets have not been amended or modified since full execution.

3.6 Assignor represents and warrants to the Assignee, as of the Effective Date, that Assignor is the owner of the Transferred Assets, and has good and valid title to such Transferred Assets, free and clear of any restrictions, which such Transferred Assets are freely assignable in accordance with the terms of this Agreement.

4. Covenants. Assignor hereby agrees and undertakes that:

4.1 It shall not, without the Assignee’s prior written consent, amend or modify the Financing Term Sheets, and shall not take any action under the Financing Term Sheets or waive or assign any of its rights under the Financing Term Sheets where such action, waiver or assignment would affect the Assignee’s rights hereunder; and

4.2 If applicable, it shall provide to the Assignee a copy of all notices provided to it under the Financing Term Sheets.

Assignment and Assumption Agreement	Page 2 of 4

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of Louisiana law. All Disputes shall be submitted to final and binding arbitration. The arbitration shall be initiated and conducted according to either the JAMS Streamlined (for claims under $250,000) or the JAMS Comprehensive (for claims over $250,000) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure, at the New Orleans office of JAMS, or its successor (“JAMS”) in effect at the time the request for arbitration is made (the “Arbitration Rules”). The arbitration shall be conducted in Orleans County before a single neutral arbitrator appointed in accordance with the Arbitration Rules. The arbitrator shall follow Louisiana law in adjudicating the Dispute. The Parties waive the right to seek punitive damages and the arbitrator shall have no authority to award such damages. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Unless the Parties agree otherwise, the neutral arbitrator shall be former or retired judge or justice of any Louisiana state or federal court with experience in matters involving the entertainment industry, or an individual with at least ten ( l 0) years of entertainment industry related experience. Judgment upon the award may be entered in any court of competent jurisdiction. The party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable, outside attorneys’ fees, incurred in enforcing the award, to be paid by the party against whom enforcement is ordered.

6. Further Assurances. Each Party hereto shall execute and deliver, or cause to be executed and delivered, to the other Party such further instruments, documents and agreements as such Party may reasonably require, and shall do, or cause to be done, such further acts as such Party may reasonably deem necessary to carry out or effectuate the purposes of this Agreement and to enable such Party to exercise its rights and remedies hereunder. Assignor hereby irrevocably appoints the Assignee as its attorney-in-fact, with full power of substitution and delegation and with the right, but not the obligation, to do any and all acts and things it reasonably deems necessary to execute, acknowledge and deliver any and all such further instruments, documents and agreements, in Assignor’s name and on its behalf, which appointment shall be deemed a power coupled with an interest and shall be irrevocable, and which appointment shall be exercisable at any time that Assignor fails to execute or deliver to Assignee any further instruments, documents or agreements consistent herewith within five (5) business days after the Assignee’s request therefor.

7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

Assignment and Assumption Agreement	Page 3 of 4

IN WITNESS WHEREOF, Assignor and Assignee have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SSS ENTERTAINMENT LLC

By:

Its:

AMERICAN PICTURE HOUSE CORPORATION

By:	/s/ Bannor Michael MacGregor, CEO

Its:

Assignment and Assumption Agreement	Page 4 of 4

FIRST AMENDMENT TO ASSIGNMENT AND ASSUMPTION AGREEMENT

(SSS Entertainment, LLC and American Picture House Corporation) “MOTION”

This First Amendment (this “Amendment”) is entered into as of January 27, 2026 (the “Amendment Effective Date”), by and between SSS Entertainment, LLC a Louisiana limited liability company (“Assignor”), and American Picture House Corporation, a Wyoming corporation (“Assignee”).

RECITALS

A. Assignor and Assignee are parties to that certain Assignment and Assumption Agreement dated December 29, 2025 (the “Agreement”).

B. The parties desire to amend the Agreement to add direct-pay mechanics, pari passu protections, reporting/audit rights, tax-credit treatment provisions, and consent rights for the benefit of Assignee.

C. Capitalized terms not otherwise defined herein have the meanings given in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

(a)	“CAMA” means the collection account management agreement(s) relating to the Picture among Get Da Bag Production, LLC (“Borrower”), the Collection Account Manager, and any lenders or equity participants.

(b)	“Collection Account Manager” or “CAM” means the entity appointed under the CAMA to administer the collection account for the Picture.

(c)	“Payment Direction” means an irrevocable direction letter and/or CAMA payee schedule entry instructing the CAM to pay Assignee directly for the Assignee Assigned Share.

(d)	“Assignee Assigned Share” means, collectively: (i) the Equity Investment Allocation Amount of Five Hundred Thousand Dollars ($500,000) plus the Twenty Percent (20%) flat premium thereon (target recoupment of Six Hundred Thousand Dollars ($600,000)); (ii) Twelve and One-Half Percent (12.5%) of One Hundred Percent (100%) of Net Profits of the Picture; and (iii) all associated reporting, audit, and enforcement rights necessary to realize such economic interests.

2. CAMA Acknowledgment and Direct Pay.

(a)	Assignor shall deliver to Assignee: (i) a fully executed CAMA (or, if not yet executed, the then-current draft and execution timeline), and (ii) a written acknowledgment from the CAM confirming receipt of notice of the assignment and agreement to pay Assignee directly in accordance with the Payment Direction.

(b)	Assignor shall cause the Payment Direction to be incorporated into the CAMA payee schedule such that Assignee is paid directly for the Assignee Assigned Share at the same priority and timing as Assignor would have been paid for such portion absent this assignment.

(c)	Assignor shall not amend, terminate, replace, or revoke any Payment Direction or CAMA payee schedule entry relating to Assignee without Assignee’s prior written consent.

(d)	Condition Precedent. If the CAM acknowledgment and direct-pay mechanics described in this Section 2 are not obtained within thirty (30) days after the Amendment Effective Date (or such later date as the parties agree in writing), Assignee may terminate this Amendment upon written notice to Assignor, and Assignor shall promptly return to Assignee any funded amounts.

3. Pari Passu Treatment; No Setoff; Non-Dilution.

(a)	Pari Passu. Within the equity recoupment tier of the CAMA waterfall, Assignee’s right to receive the Assignee Assigned Share shall rank pari passu with Assignor’s retained equity recoupment rights, payable at the same time and in the same priority.

(b)	No Setoff. Assignor shall not assert any setoff, counterclaim, withholding, reserve, or other deduction against amounts payable to Assignee, other than deductions expressly required by the CAMA waterfall and applied uniformly to all similarly situated equity participants.

(c)	Non-Dilution. Assignor shall not take any action that would dilute, subordinate, or otherwise impair Assignee’s right to receive the Assignee Assigned Share-including by reallocating equity positions, consenting to waterfall priority changes, or adding recoupment items senior to the equity tier-without Assignee’s prior written consent.

4. Reporting, Audit Rights, and Information Access.

(a)	Deliverables. Assignor shall deliver (and shall use commercially reasonable efforts to cause Borrower, the CAM, and any sales agent or distributor to deliver) to Assignee: (i) all collection account statements and reconciliations; (ii) all sales agent/distributor statements and settlement reports; (iii) material correspondence relating to receipts, deductions, reserves, and recoupment; and (iv) current recoupment/waterfall schedules.

(b)	Audit Rights. To the extent Assignor holds audit rights under the CAMA, the Investment Agreement, or any sales agent or distribution agreement, Assignor hereby grants Assignee the right to exercise such audit rights (in Assignor’s name or jointly) solely with respect to the Assignee Assigned Share. Assignor shall cooperate reasonably with such audits.

(c)	Data Room. Within five (5) business days after the Amendment Effective Date, Assignor shall grant Assignee access to the MOTION data room and provide copies of: (i) the executed Equity Financing Agreement (SSS Entertainment LLC (Motion) v4); (ii) all executed financing documents; and (iii) the current sources-and-uses budget and recoupment model.

5. Louisiana Tax Credits.

(a)	Disclosure. Within five (5) business days after the Amendment Effective Date, Assignor shall deliver to Assignee copies of all material Louisiana tax credit documentation, including applications, transfer or monetization agreements, security agreements, and UCC filings, and shall identify any first-position tax-credit monetizer or lender.

(b)	Separation from Collection Account. The parties acknowledge and agree that Louisiana tax credit proceeds (estimated at approximately $900,000) shall be administered and monetized outside the CAMA collection account and shall not constitute “Gross Receipts” or “Proceeds” subject to the CAMA waterfall. No CAMA party (including sales agents, distributors, lenders, or other participants) shall recoup or true-up any tax-credit-related amounts from exploitation proceeds deposited in the collection account; any repayment or recoupment relating to such credits shall come solely from Louisiana tax credit proceeds directly.

(c)	No Adverse Change. Assignor shall not consent to any tax-credit monetization terms that would reasonably be expected to materially delay repayment of senior or mezzanine tranches (and thereby materially delay equity recoupment, including Assignee’s recoupment) without Assignee’s prior written consent.

6. Consent Rights.

In addition to the covenant in Section 4 of the Agreement, Assignor shall not, without Assignee’s prior written consent, amend, waive, supplement, replace, or terminate (or consent to any such action with respect to) any of the following to the extent such action could reasonably be expected to adversely affect the Assignee Assigned Share or the timing or priority of payments to Assignee:

(i) the Investment Agreement (and any exhibits or waterfalls); (ii) any CAMA, payee schedule, or payment direction; (iii) any sales agent, distribution, or exploitation agreement; (iv) any tax-credit monetization agreement or security document; or (v) any intercreditor or subordination agreement relating to the Picture.

7. Representations and Warranties.

Assignor represents and warrants to Assignee as of the Amendment Effective Date that:

(a)	Assignor is the lawful owner of the Transferred Assets and the assigned rights under the Agreement, free and clear of any liens or encumbrances other than those disclosed in writing to Assignee;

(b)	Assignor has not previously assigned, pledged, or otherwise transferred any portion of the Assignee Assigned Share to any third party;

(c)	the Agreement (as amended hereby) is valid, binding, and enforceable against Assignor in accordance with its terms; and

(d)	no default by Assignor exists under the Agreement or the Investment Agreement.

8. Remedies.

The parties agree that breaches of Sections 2, 3, or 6 of this Amendment would cause irreparable harm to Assignee for which money damages may be an inadequate remedy. Accordingly, Assignee shall be entitled to seek specific performance and injunctive relief in addition to all other remedies available at law or in equity, without the requirement to post a bond except as required by applicable law.

9. Miscellaneous.

(a)	Except as expressly amended hereby, the Agreement remains in full force and effect.

(b)	This Amendment may be executed in counterparts, each of which shall be deemed an original, and may be delivered electronically or in PDF form.

(c)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Louisiana, consistent with the Agreement.

(d)	Board Approval. This Amendment is subject to the final review and approval of the Board of Directors of American Picture House Corporation, a fully reporting public company quoted on the OTCQB.

(e)	Additional Capital. If additional capital is required for the Picture beyond the amounts contemplated by the Investment Agreement, Assignor shall notify Assignee in writing and the parties shall negotiate in good faith regarding Assignee’s right (but not obligation) to participate on a pro rata basis. Any such additional capital contribution shall not dilute or subordinate the Assignee Assigned Share without Assignee’s prior written consent.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

ASSIGNOR:

Title: CEO and Managing Member

ASSIGNEE:

AMERICAN PICTURE HOUSE CORPORATION

By:
Name:	Bannor Michael MacGregor
Title:	CEO